Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

April 7, 2019

by and among

CAPITOL INVESTMENT CORP. IV,

CAPITOL INVESTMENT MERGER SUB 1, LLC,

CAPITOL INTERMEDIATE HOLDINGS, LLC,

CAPITOL INVESTMENT MERGER SUB 2, LLC,

NESCO HOLDINGS, LP

and

NESCO HOLDINGS I, INC.

TABLE OF CONTENTS

		Page
Article I CERTAIN DEFINITIONS		2

1.01	Definitions	2
1.02	Construction	16
1.03	Knowledge	17
1.04	Equitable Adjustments	17

Article II THE MERGERS; CLOSING; EARNOUT		18

2.01	Mergers	18
2.02	Effects of the Mergers	18
2.03	Closing; Effective Time	18
2.04	Certificate of Incorporation and Bylaws of the Interim Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company	19
2.05	Directors and Officers of the Interim Corporation; Managers and Officers and the Surviving Company	19
2.06	Earnout	19

Article III EFFECTS OF THE MERGERS		21

3.01	Conversion of Shares of Company Common Stock	21
3.02	Delivery of Merger Consideration	22
3.03	Cancellation of Sponsor Shares and Sponsor Warrants	22
3.04	Acquiror Warrants	22
3.05	Withholding	22
3.06	Payment of Expenses	22
3.07	Repayment of Indebtedness and other Obligations	23
3.08	Closing Statement	24

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24

4.01	Corporate Organization of the Company	24
4.02	Subsidiaries	25
4.03	Due Authorization	25
4.04	No Conflict	26
4.05	Governmental Authorities; Consents	26
4.06	Capitalization	26
4.07	Financial Statements	27
4.08	Undisclosed Liabilities	28
4.09	Litigation and Proceedings	28
4.10	Compliance with Laws	28
4.11	Contracts; No Defaults	29

i

4.12	Company Benefit Plans	31
4.13	Labor Matters	33
4.14	Taxes	34
4.15	Brokers’ Fees	36
4.16	Insurance	36
4.17	Real Property; Assets	37
4.18	Environmental Matters	38
4.19	Absence of Changes	39
4.20	Affiliate Agreements	39
4.21	Internal Controls	39
4.22	Intellectual Property	40
4.23	Permits	40
4.24	Customers and Suppliers	40
4.25	Proxy Statement/Prospectus	41
4.26	No Additional Representations and Warranties	41

Article V REPRESENTATIONS AND WARRANTIES OF THE NESCO OWNER		41

5.01	Organization and Entity Power	41
5.02	Due Authorization	41
5.03	Title to Company Common Stock	42
5.04	No Violation	42
5.05	Governmental Authorities; Consents	42
5.06	Litigation and Proceedings	42
5.07	Tax Matters	43
5.08	Proxy Statement/Prospectus	43
5.09	Brokers’ Fees	43

Article VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB, INTERMEDIATE HOLDINGS and New HoldCo		43

6.01	Corporate Organization	43
6.02	Due Authorization	44
6.03	No Conflict	45
6.04	Litigation and Proceedings	45
6.05	Governmental Authorities; Consents	46
6.06	Financial Ability; Trust Account	46
6.07	Brokers’ Fees	47
6.08	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	47
6.09	Business Activities	48
6.10	Form S-4 and Proxy Statement/Prospectus	50
6.11	No Outside Reliance	50
6.12	Tax Matters	51
6.13	Capitalization	51
6.14	NYSE Stock Market Quotation	53
6.15	Debt Commitment Letter	54

Article VII COVENANTS OF THE COMPANY		54

7.01	Conduct of Business	54
7.02	Inspection	57
7.03	HSR Act and Regulatory Approvals	57
7.04	Termination of Certain Agreements	58
7.05	No Acquiror Stock Transactions	58
7.06	No Claim Against the Trust Account	58
7.07	Proxy Solicitation; Other Actions	59
7.08	Financing Cooperation	60

Article VIII COVENANTS OF Acquiror, Merger Sub, Intermediate Holdings and New HoldCo		61

8.01	HSR Act and Regulatory Approvals	61
8.02	Indemnification and Insurance	62
8.03	Conduct of Acquiror During the Interim Period	63
8.04	Trust Account and Other Closing Payments	65
8.05	Director & Officer Appointments	65
8.06	Inspection	66
8.07	Stock Exchange Listing	66
8.08	Acquiror Public Filings	66
8.09	PIPE Investment	66
8.10	Incentive Equity Plan	67
8.11	Domestication	67
8.12	Debt Financing	67

Article IX JOINT COVENANTS		69

9.01	Support of Transaction	69
9.02	Preparation of Form S-4 & Proxy Statement; Annual Meeting	69
9.03	Exclusivity	71
9.04	Tax Matters	72
9.05	Confidentiality; Publicity	73
9.06	Post-Closing Cooperation; Further Assurances	73

Article X CONDITIONS TO OBLIGATIONS		74

10.01	Conditions to Obligations of All Parties	74
10.02	Conditions to Obligations of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo	74
10.03	Conditions to the Obligations of the Company	76

Article XI TERMINATION/EFFECTIVENESS		77

11.01	Termination	77
11.02	Effect of Termination	78

Article XII MISCELLANEOUS		78

12.01	Waiver	78
12.02	Notices	78
12.03	Assignment	79
12.04	Rights of Third Parties	80
12.05	Expenses	80
12.06	Governing Law	80
12.07	Captions; Counterparts	81
12.08	Schedules and Exhibits	81
12.09	Entire Agreement	81
12.10	Amendments	81
12.11	Publicity	81
12.12	Severability	81
12.13	Jurisdiction; WAIVER OF TRIAL BY JURY	82
12.14	Enforcement	82
12.15	Non-Recourse	83
12.16	Nonsurvival of Representations, Warranties and Covenants	83
12.17	Acknowledgements	84

EXHIBITS

Exhibit A	–	Form of Registration Rights Agreement
Exhibit B	–	Form of Stockholders’ Agreement
Exhibit C-1	–	Form of First Certificate of Merger
Exhibit C-2	–	Form of Second Certificate of Merger
Exhibit D-1	–	Certificate of Incorporation of Acquiror
Exhibit D-2	–	Bylaws of Acquiror

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 7, 2019, is entered into by and among Capitol Investment Corp. IV, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Capitol Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company (“New HoldCo”), NESCO Holdings, LP, a Delaware limited partnership (the “NESCO Owner”), and NESCO Holdings I, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Companies Law (2018 Revision) of the Cayman Islands (the “Domestication”);

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, each of Merger Sub, Intermediate Holdings and New HoldCo is a newly-formed, wholly-owned, direct or indirect Subsidiary of Acquiror and was formed solely for purposes of the Mergers;

WHEREAS, the parties hereto desire that, subject to the terms and conditions hereof, Merger Sub will merge with and into the Company pursuant to the Initial Merger with the Company surviving as the Interim Corporation and a wholly-owned Subsidiary of Acquiror, and such Interim Corporation shall merge with and into New HoldCo in the Subsequent Merger with New HoldCo surviving as the Surviving Company and an indirect wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Mergers, the NESCO Owner shall receive Merger Consideration on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, in connection with the Transactions, the NESCO Owner, Acquiror and the other parties thereto are to enter into the Registration Rights Agreement at Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, the NESCO Owner, Acquiror and the other parties thereto are to enter into the Stockholders’ Agreement at Closing in the form attached hereto as Exhibit B (the “Stockholders’ Agreement”);

WHEREAS, the respective boards of directors, general partners, sole members or similar governing bodies of each of Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, NESCO Owner and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the DGCL, the Delaware Limited Liability Company Act, as amended (“DLLCA”), and/or the Companies Law (2018 Revision) of the Cayman Islands (“Cayman Law” and, together with the DGCL and the DLLCA, “Applicable Organization Law”);

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”); and

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code, as amended (the “Code”) and Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iii) the Mergers, taken together, shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i), (ii) and (iii) collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, NESCO Owner and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Stock” means (i) prior to the effectiveness of the Domestication, Acquiror’s Class A ordinary shares, par value $0.0001 per share, and (ii) upon the effectiveness of the Domestication, Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Common Stock Price” means, on any date after the Closing, the closing sale price per share of Acquiror Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Deadline” has the meaning specified in Section 11.01(b).

“Acquiror Organizational Documents” means (i) prior to the effectiveness of the Domestication, Acquiror’s memorandum and articles of association, as then in effect and (ii) upon the effectiveness of the Domestication, Acquiror’s certificate of incorporation and bylaws, as then in effect.

“Acquiror Representations” means the representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo.

“Acquiror Sponsor Stock” means (i) prior to the effectiveness of the Domestication, Acquiror’s Class B ordinary shares, par value $0.0001 per share, and (ii) upon the effectiveness of the Domestication, the shares of Acquiror common stock, par value $0.0001 per share, which such Class B ordinary shares are converted into in connection with the Domestication.

“Acquiror Stock” means Acquiror Common Stock and Acquiror Sponsor Stock.

“Acquiror Stockholder” means a holder of Acquiror Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(c).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Common Stock and one-third of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Stock per warrant, pursuant to the terms of the Warrant Agreement.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.20.

“Agreement” has the meaning specified in the preamble hereto.

“Alternate Debt Financing” has the meaning specified in Section 8.12(d).

“Annual Meeting” means the annual general meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, Corruption of Foreign Public Officials Act (Canada), Mexico’s Ley Federal Anticorrupción en Contrataciones Públicas, and similar Laws relating to anti-bribery or anti-corruption applicable to the Company from time to time.

“Applicable Organization Law” has the meaning specified in the Recitals hereto.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange (“NYSE”) or any other national securities exchange that may be agreed upon by the parties hereto.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account and the aggregate net proceeds of all PIPE Investments (if any), minus (ii) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the Cayman Islands are authorized or required by Law to close.

“Cash Merger Consideration” means $75,000,000 in cash minus the Redemption Adjustment Amount.

“Cayman Law” has the meaning specified in the Recitals hereto.

“Change in Control” means the occurrence of the following event: any one Person (other than the NESCO Owner or its Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding the NESCO Owner or its Affiliates), acquiring ownership of equity securities of Acquiror which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Acquiror; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of Acquiror through one or more transactions, the “price per share” paid or payable to the stockholders of Acquiror for purposes of Section 2.06(b) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Change in Control Consideration” means the amount per share to be received by a holder of shares of Acquiror Common Stock in connection with a Change in Control, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Charter Proposal” has the meaning specified in Section 9.02(c).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Date Certificate” has the meaning specified in Section 3.08.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Compliant” means, with respect to the Required Information, that:

a.	the Required Financial Information would be sufficient to permit a registration statement on Form S-1 for the offering of non-convertible debt securities by a non-accelerated filer using such financial statements to be declared effective by the SEC throughout the Marketing Period;

b.	such Required Information (subject to the qualifications and exclusions set forth therein) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made;

c.	no independent auditor shall have withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any financial statements contained in the Required Information;

d.	the Company or any of its Affiliates or its independent auditors shall not have determined to restate any audited or unaudited financial statements included in the Required Information and none of the Company or any of its Affiliates or its auditors shall have issued a public statement indicating its intent to restate any financial statements of the Company or that any such restatement is under consideration or may be a possibility (unless such restatement has been completed and the relevant Required Information has been amended or the Company has determined that no restatement shall be required in accordance with GAAP); and

e.	the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the Debt Financing Sources (including underwriters, placement agents or initial purchasers), including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day of the Marketing Period, and drafts of such comfort letters have been provided to such Debt Financing Sources prior to the commencement of such Marketing Period.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“Debt Commitment Letter” means that certain executed commitment letter and corresponding customarily redacted fee letter, in each case, dated as of the date hereof, copies of which are delivered to the Company on or prior to the date hereof, from the financial institutions identified therein (as amended in accordance with the terms hereof), pursuant to which such financial institutions have committed to lend to Acquiror the amounts set forth therein for the purpose of financing the Transactions and related fees and expenses.

“Debt Documents” means, collectively, the definitive agreements with respect to the Debt Financing together with the Debt Commitment Letter.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any Alternate Debt Financing.

“Debt Financing Sources” means the financial institutions identified in the Debt Commitment Letter or any commitment letter entered into in connection with any Alternate Debt Financing, together with the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing and each other Person that commits to provide or otherwise provides the Debt Financing in accordance with this Agreement, whether by joinder to the Debt Commitment Letter or otherwise, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates, their respective Affiliates’ directors, officers, employees, advisors and representatives and their respective successors and assigns.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 9.02(c).

“Discharge” has the meaning specified in Section 3.07(b).

“DLLCA” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Earnout Period” has the meaning specified in Section 2.06(a).

“Earnout Shares” has the meaning specified in Section 2.06(a).

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 4.12(a).

“ERISA Affiliate” has the meaning specified in Section 4.12(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FILO Agreement” means that certain Incremental Agreement No. 1 and Amendment No. 2 to the First Lien Credit Agreement, dated as of August 4, 2016, by and among, amongst others, NESCO, LLC, NESCO Holdings II, Inc., funds controlled by Energy Capital Partners III, LP, as incremental lenders, and Barclays Bank PLC, as administrative agent, as amended or modified from time to time.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“First Certificate of Merger” has the meaning specified in Section 2.01.

“First Effective Time” has the meaning specified in Section 2.01.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of February 26, 2014, by and among, amongst others, Jurassic Holdings II, Inc., as holdings, NESCO, LLC (as successor in interest to Jurassic Holdings III, Inc.), as borrower, and Barclays Bank PLC, as agent, as amended or modified from time to time.

“Foreign Subsidiary” has the meaning specified in Section 4.14(l).

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Domestication and the Mergers.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Merger” has the meaning specified in Section 2.01.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Corporation” has the meaning specified in Section 2.01.

“Interim Period” has the meaning specified in Section 7.01.

“Intermediate Holdings” has the meaning specified in the preamble hereto.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“LTIP” has the meaning specified in Section 8.10.

“Marketing Period” means the first period of 15 consecutive Business Days after the date of this Agreement during, throughout and on the last day of which (i) Acquiror shall have received the Required Information and the Required Information is Compliant (for the avoidance of doubt, if at any time during the Marketing Period the Required Information provided at the commencement of the Marketing Period is not or ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until Acquiror shall have received Required Information that is Compliant and the other requirements of this definition have been satisfied); provided, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Acquiror a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Information unless Acquiror in good faith reasonably believes the Company has not completed the delivery of the Required Information (or Acquiror cannot confirm whether the Company has completed the delivery of the Required Information) and within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating, to the extent reasonably practicable, which Required Information the Company has not delivered), (ii) the conditions set forth in Article X have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, which shall be capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article X to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 15 consecutive Business Day period, and (iii) the Acquiror Stockholder Approval shall have been obtained; provided that for purposes of calculation of such 15 consecutive Business Day period, July 5, 2019 shall be excluded and provided, further, that if such 15 consecutive Business Days period shall not have fully elapsed on or prior to August 17, 2019, then such 15 consecutive Business Days period shall commence no earlier than September 3, 2019.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Material Permits” has the meaning specified in Section 4.23.

“Maximum Target” has the meaning specified in Section 2.06(a)(ii).

“Merger Consideration” has the meaning specified in Section 3.01(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in Section 2.01.

“Minimum Target” has the meaning specified in Section 2.06(a)(i).

“Multiemployer Plan” has the meaning specified in Section 4.12(e).

“Name Change Proposal” has the meaning specified in Section 9.02(c).

“Nasdaq” means the Nasdaq Stock Market.

“NESCO Owner” has the meaning specified in the preamble hereto.

“NESCO Owner Organizational Documents” means the Amended and Restated Limited Partnership Agreement of NESCO Owner, dated as of February 26, 2014, as amended and/or restated from time to time after the date hereof.

“NESCO Owner Representations” means the representations and warranties of the NESCO Owner expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the NESCO Owner Representations are solely made by the NESCO Owner.

“NESCO Owner Specified Representations” has the meaning specified in Section 10.02(a)(i).

“New HoldCo” has the meaning specified in the preamble hereto.

“NYSE” has the meaning specified in the definition of Approved Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda or circulars, information memoranda and packages and lender and investor presentations in connection with the Debt Financing.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.06(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.06(a).

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interest in real property owned by the Company or any Subsidiary.

“Per Share Merger Consideration” has the meaning specified in Section 3.01(b).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent reflected or reserved against in the balance sheet included in the Financial Statements, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property and (v) Liens described on Schedule 1.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 8.09.

“Proposals” has the meaning specified in Section 9.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Annual Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of Acquiror to be used for the Annual Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Acquiror Stock and Acquiror Warrants to be issued to the Acquiror Stockholders in the Domestication and the effect of the Transactions on the Acquiror Sponsor Stock and Sponsor Warrants pursuant to Section 3.03, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed.

“Real Estate Lease Documents” has the meaning specified in Section 4.17(b).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Redemption Adjustment Amount” means an amount equal to the aggregate amount, if any, of redemptions of Acquiror Stock by any Redeeming Stockholders in excess of $25,000,000, up to a maximum of $100,000,000. For the avoidance of doubt, in no event shall the Redemption Adjustment Amount be less than $0 or greater than $75,000,000. For illustrative purposes, if the aggregate amount of redemptions of Acquiror Stock by any Redeeming Stockholders is $50,000,000, then the Redemption Adjustment Amount shall be $25,000,000.

“Redemption Documents” has the meaning specified in Section 3.07(a).

“Registered Intellectual Property” has the meaning specified in Section 4.22(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Repaid Indebtedness” means all Indebtedness pursuant to the First Lien Credit Agreement, the FILO Agreement and the Second Lien Notes and any Financial Derivative/Hedging Arrangement (excluding any Financial Derivative/Hedging Agreement that Acquiror and the Company mutually agree will not be treated as Repaid Indebtedness; provided, that Acquiror and the Company hereby agree that the Financial Derivative/Hedging Agreements set forth on Schedule 1.01(b) shall not be treated as Repaid Indebtedness).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Financial Information” means the financial statements required pursuant to paragraph 10 of Exhibit D to the Debt Commitment Letter.

“Required Information” means (i) the Required Financial Information, which, with respect to any quarterly financial statements included therein, shall have been reviewed by the Company’s independent auditor as provided in the procedures specified by the Public Company Accounting Oversight Board in AS Section 4105, Reviews of Interim Financial Information, (ii) customary “flash” or “recent development” revenue information (which may be provided in a reasonable range or estimate and may be provided on a non-GAAP basis) for any fiscal periods ended prior to the Closing that are reasonably estimable by the Company and that, in the opinion of the Debt Financing Sources, are reasonably necessary for the successful marketing thereof, (iii) to the extent determinable by the Company without unreasonable cost or delay, sales, EBITDA, total assets and total liabilities for (and as of the end of) the most recently completed last 12-month period for which financial statements are included in the Required Information with respect to entities that are guarantors (on an aggregate basis for such guarantors) and entities that are non-guarantors (on an aggregate basis for such non-guarantors) (provided that Acquiror shall have identified such guarantor and non-guarantor entities) and (iv) such other financial information and financial data and other information regarding the Company and its Subsidiaries as may be requested by Acquiror and that is customarily included in a confidential information memorandum for a syndicated bank and in an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-K and Regulation S-X under the Securities Act); provided, that such information shall not include (1) a description of the Debt Financing, including any “description of notes,” or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, beneficial ownership or other post-Closing pro forma adjustments or (2) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-09, 3-10 and 3-16 of Regulation S-X, Item 402 of Regulation S-K or any other information customarily excluded for an offering memorandum for private placements of non-convertible high yield bonds pursuant to Rule 144A promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement.

“SEC Reports” has the meaning specified in Section 6.08(a).

“Second Certificate of Merger” has the meaning specified in Section 2.01.

“Second Lien Notes” means the 6.875% senior secured second lien notes due 2021 issued by Jurassic Holdings III, Inc. (whose obligations were assumed by NESCO, LLC and NESCO Finance Corporation).

“Second Lien Notes Indenture” means the Indenture, dated as of February 7, 2014, by and among Jurassic Holdings III, Inc. (whose obligations were assumed by NESCO, LLC and NESCO Finance Corporation), as issuer, Jurassic Holdings II, Inc., as guarantor, and Wilmington Trust, National Association, as trustee and second lien collateral agent (as amended or supplemented from time to time), governing the Second Lien Notes.

“Second Lien Notes Issuers” means NESCO, LLC and NESCO Finance Corporation.

“Second Lien Notes Redemption” has the meaning specified in Section 3.07(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X.

“Sponsor Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsors, Acquiror, the Company and the NESCO Owner, as amended or modified from time to time.

“Sponsor Share” means a share of Acquiror Sponsor Stock held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsor Warrant” means an Acquiror Warrant held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsors” means (i) Capitol Acquisition Management IV LLC, a Delaware limited liability company, (ii) Capitol Acquisition Founder IV LLC, a Delaware limited liability company, (iii) Lawrence Calcano, (iv) Brooke Coburn, (v) Richard Donaldson, (vi) Preston Parnell and (vii) Winston Lin.

“Stock Consideration” means (i) (a) 15,464,235 shares of Acquiror Common Stock plus (b) a number of shares of Acquiror Common Stock, if any, equal to the quotient obtained by dividing the Redemption Adjustment Amount by $10.00 (in the case of this clause (b), rounded up or down, as applicable, to the nearest whole number) and (ii) 2,000,000 shares of Acquiror Sponsor Stock.

“Stockholder Note” means a promissory note, loan note or similar instrument of Indebtedness issued by Acquiror or its Subsidiaries to any Sponsor, Acquiror Stockholder or director, officer, employee or Affiliate of any Sponsor or Acquiror or their respective Subsidiaries (other than any such note or instrument between Acquiror and any of its Subsidiaries).

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subsequent Merger” has the meaning specified in Section 2.01.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, Intermediate Holdings shall be a Subsidiary of Acquiror.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Domestication and the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 15, 2017 between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

“Warrant Consideration” means Acquiror Warrants to acquire 2,500,000 shares of Acquiror Common Stock. For so long as they are held, directly or indirectly, by the NESCO Owner or its Affiliates or their respective permitted transferees, such Acquiror Warrants shall be on substantially the same terms and shall have the same rights as the Sponsor Warrants, including with respect to the cashless exercise thereof.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Currency amounts referenced herein are in U.S. Dollars.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Lee Jacobson and Bruce Heinemann, and, in the case of Acquiror, Mark Ein and Dyson Dryden.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Acquiror Stock will be appropriately adjusted to provide to the NESCO Owner and the holders of Acquiror Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS; CLOSING; EARNOUT

2.01 Mergers. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, NESCO Owner and Merger Sub shall cause Merger Sub to be merged with and into the Company (the “Initial Merger”). Immediately following the Initial Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Initial Merger (the “Interim Corporation”). Immediately following the Initial Merger, the Interim Corporation shall be merged with and into the New HoldCo (the “Subsequent Merger” and collectively or in seriatim with the Initial Merger, as appropriate, the “Mergers”), with New HoldCo (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) surviving the Subsequent Merger and the separate corporate existence of Interim Corporation shall cease. The Mergers shall be consummated in accordance with this Agreement and Applicable Organization Law and evidenced by (a) a Certificate of Merger between Merger Sub and the Company in the form of Exhibit C-1 (the “First Certificate of Merger”), such Initial Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the First Certificate of Merger (the “First Effective Time”), and (b) subsequently, immediately after filing the First Certificate of Merger, a Certificate of Merger between New HoldCo and the Interim Corporation in the form of Exhibit C-2 (the “Second Certificate of Merger”), such Subsequent Merger to be consummated immediately after the First Effective Time or at such later time as may be agreed by Acquiror, New HoldCo and the Company in writing and specified in the Second Certificate of Merger (the “Effective Time”).

2.02 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and Applicable Organization Law. Without limiting the generality of the foregoing, and subject thereto, (a) at the First Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Interim Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Interim Corporation, and (b) at the Effective Time, all the property, rights, privileges, powers and franchises of the Interim Corporation shall vest in the Surviving Company, and all debts, liabilities and duties of Interim Corporation shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is three Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended prior to the time of the satisfaction or waiver of the conditions to Closing set forth in Article X (other than conditions which, by their nature, are to be satisfied on the Closing Date), then the Closing shall instead occur following the satisfaction or waiver of such conditions to Closing on the date that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Acquiror on no less than two Business Days’ prior written notice to the Company and (b) the third Business Day immediately following the expiration of the Marketing Period, or at such other place, date and time as Acquiror and the Company shall agree in writing (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article X as of the date determined pursuant to this proviso). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the First Certificate of Merger and the Second Certificate of Merger to each be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and DLLCA, as applicable. The Initial Merger shall become effective at the First Effective Time, and the Subsequent Merger shall become effective at the Effective Time.

2.04 Certificate of Incorporation and Bylaws of the Interim Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company. At the First Effective Time, (a) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall become the certificate of incorporation of the Interim Corporation, until thereafter amended in accordance with its terms and as provided by Applicable Organization Law, and (b) the bylaws of the Company as in effect immediately prior to the First Effective Time shall become the bylaws of the Interim Corporation, until thereafter amended as provided therein or by Applicable Organization Law. At the Effective Time, (i) the certificate of formation of New HoldCo as in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Company, until thereafter amended in accordance with its terms and as provided by Applicable Organization Law, and (ii) the limited liability company agreement of New HoldCo as in effect immediately prior to the Effective Time shall become the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein or by Applicable Organization Law.

2.05 Directors and Officers of the Interim Corporation; Managers and Officers and the Surviving Company. The directors and officers of the Company immediately prior to the First Effective Time shall be the directors and officers of the Interim Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; provided that the Surviving Company shall be a member-managed limited liability company and shall not have a board of managers, board of directors or comparable governing body. The officers of the Interim Corporation immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.06 Earnout.

(a) From and after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within five Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Acquiror shall issue, up to an additional 1,800,000 shares of Acquiror Common Stock (the “Earnout Shares”) to the NESCO Owner as additional consideration for the Transactions (and without the need for additional consideration from the NESCO Owner), fully paid and free and clear of all Liens other than applicable Securities Law restrictions:

(i) if the Acquiror Common Stock Price is greater than $13.00 (such share price as adjusted pursuant to this Section 2.06, the “Minimum Target”) for any period of 20 trading days out of 30 consecutive trading days, 900,000 shares of Acquiror Common Stock; and

(ii) if the Acquiror Common Stock Price is greater than $16.00 (such share price as adjusted pursuant to this Section 2.06, the “Maximum Target”) for any period of 20 trading days out of 30 consecutive trading days, 900,000 shares of Acquiror Common Stock plus the amount of shares of Acquiror Common Stock issuable pursuant to Section 2.06(a)(i), if not previously issued.

(b) Upon the first Change in Control to occur during the Earnout Period, Acquiror shall, no later than immediately prior to the consummation of such Change in Control, issue to the NESCO Owner as additional consideration for the Transactions (and without the need for additional consideration from the NESCO Owner), free and clear of all Liens other than applicable Securities Law restrictions, a number of Earnout Shares equal to the following:

(i) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Maximum Target, 900,000 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i); and

(ii) if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with such Change in Control is equal to or greater than the Maximum Target, 1,800,000 shares of Acquiror Common Stock less any shares of Acquiror Common Stock previously issued pursuant to Section 2.06(a)(i) or Section 2.06(a)(ii).

For the avoidance of doubt, if the Change in Control Consideration paid or payable to the stockholders of Acquiror in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then no Earnout Shares shall be issuable pursuant to this Section 2.06(b).

(c) At all times during the Earnout Period, Acquiror shall keep available for issuance a sufficient number of unissued shares of Acquiror Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Section 2.06 and shall take all actions required to increase the authorized number of shares of Acquiror Common Stock if at any time there shall be insufficient unissued shares of Acquiror Common Stock to permit such reservation.

(d) Acquiror shall take such actions as are reasonably requested by the NESCO Owner to evidence the issuances pursuant to this Section 2.06, including, if requested, through the delivery of duly and validly executed certificates or instruments representing the Earnout Shares.

(e) If Acquiror shall at any time during the Earnout Period pay any dividend on shares of Acquiror Stock by the issuance of additional shares of Acquiror Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Acquiror Stock (by reclassification or otherwise) into a greater or lesser number of shares of Acquiror Stock, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Acquiror Stock (including any other shares so reclassified as Acquiror Stock) outstanding immediately after such event and the denominator of which is the number of shares of Acquiror Stock that were outstanding immediately prior to such event, and (ii) the Acquiror Common Stock Price values set forth in Sections 2.06(a)(i) and (ii) above shall be appropriately adjusted to provide to the NESCO Owner the same economic effect as contemplated by this Agreement prior to such event.

(f) During the Earnout Period, Acquiror shall use reasonable efforts for (i) Acquiror to remain listed as a public company on, and for the shares of Acquiror Common Stock (including, when issued, the Earnout Shares) to be tradable over, an Approved Stock Exchange and (ii) the Earnout Shares, when issued, to be approved for listing on an Approved Stock Exchange; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.06(b) above, Acquiror shall have no further obligations pursuant to this Section 2.06(f).

Article III
EFFECTS OF THE MERGERS

3.01 Conversion of Shares of Company Common Stock.

(a) At the First Effective Time, by virtue of the Initial Merger, and without any action on the part of NESCO Owner, each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than shares of Company Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Initial Merger and which shares shall not constitute “Company Common Stock” hereunder), shall thereupon be converted into and become the right to receive the Per Share Merger Consideration.

(b) The “Merger Consideration” shall comprise, collectively, (i) the Cash Merger Consideration, (ii) the Stock Consideration and (iii) the Warrant Consideration. The “Per Share Merger Consideration” shall comprise, collectively, each of the items (i)-(iii) in the definition of Merger Consideration, in each case, divided by the total number of issued and outstanding shares of Company Common Stock immediately prior to the First Effective Time.

(c) All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Common Stock shall have been converted in the Initial Merger.

(d) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Acquiror or Merger Sub, all of the outstanding limited liability company membership interests of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.01 per share, of the Interim Corporation.

(e) At the Effective Time, by virtue of the Subsequent Merger and without any action on the part of Acquiror, New HoldCo, the Interim Corporation, the Surviving Company or any holder of any equity interests of the Interim Corporation or the Surviving Company, each share of common stock in the Interim Corporation issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

3.02 Delivery of Merger Consideration. At the First Effective Time, Acquiror shall pay or deliver or cause to be paid or delivered to NESCO Owner (a) by wire transfer of immediately available funds to an account designated in writing by NESCO Owner no less than three Business Days prior to the Closing Date, an amount equal to the Cash Merger Consideration, (b) the Stock Consideration and (c) the Warrant Consideration.

3.03 Cancellation of Sponsor Shares and Sponsor Warrants. Pursuant to the terms of and as further specified in the Sponsor Agreement, immediately prior to the Domestication, Acquiror and the Sponsors shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub, the Surviving Company or the Sponsors: (a) 2,000,000 Sponsor Shares and (b) 2,500,000 Sponsor Warrants.

3.04 Acquiror Warrants. By virtue of the Domestication and without any action on the part of any holder of Acquiror Warrants, each Acquiror Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.5 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall entitle the holder thereof to acquire shares of Acquiror Common Stock (after giving effect to the Domestication).

3.05 Withholding. Each of Acquiror, the Company and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that Acquiror, the Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

3.06 Payment of Expenses.

(a) At least three Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all fees and expenses incurred by the Company or the NESCO Owner in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company, the NESCO Owner and Company management incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company or the NESCO Owner in connection with the Transactions and the Domestication (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three Business Days prior to the Closing Date, Acquiror shall provide to the Company and NESCO Owner a written report setting forth a list of (i) all fees and disbursements of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, including for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions, the Debt Financing (including, for the avoidance of doubt, any agency fees, commitment fees, financing fees, upfront fees and original issue discount payable to the Debt Financing Sources) and any PIPE Investment and (ii) all outstanding Stockholder Notes (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

3.07 Repayment of Indebtedness and other Obligations.

(a) No less than 15 days and no more than 60 days prior to the Closing Date, the Company shall cause the Second Lien Notes Issuers to issue, in accordance with the terms and conditions of the Second Lien Notes Indenture, a notice of redemption to redeem all of the outstanding aggregate principal amount of the Second Lien Notes pursuant to Section 3.7(b) of the Second Lien Notes Indenture (the “Second Lien Notes Redemption”) that is conditioned upon the substantially simultaneous occurrence of the Closing. In connection therewith, (i) the Second Lien Notes Issuers shall promptly prepare a redemption notice, as well as all other customary certificates, opinions, or other documentation that is necessary to effect the Second Lien Notes Redemption (collectively, the “Redemption Documents”), and provide Acquiror an opportunity to review and comment on the Redemption Documents and to include any proposed changes thereon that Acquiror reasonably requests within two Business Days of receipt of the proposed Redemption Documents; (ii) the Company, the Second Lien Notes Issuers and Acquiror shall cooperate, and shall cause their respective Representatives to cooperate, with each other in the preparation of the Redemption Documents; (iii) the Company, the Second Lien Notes Issuers and Acquiror shall cooperate in connection with the Second Lien Notes Redemption in order to cause the Second Lien Notes Redemption to occur substantially simultaneously with the Closing; and (iv) simultaneously with and conditioned upon the Closing and in accordance with the terms of the Second Lien Notes Redemption (but prior to the time the Second Lien Notes Issuers are required to pay for any Second Lien Notes in the Second Lien Notes Redemption), Acquiror shall provide, or arrange for the Debt Financing Sources to provide, to the Company and the Second Lien Notes Issuers the funds necessary to consummate the Second Lien Notes Redemption. The Company shall use commercially reasonable efforts to cause the Second Lien Notes Issuers to mail the Redemption Documents to the holders of the Second Lien Notes promptly following the commencement of the Second Lien Notes Redemption; provided, however, that all mailings to the holders of the Second Lien Notes in connection with the Second Lien Notes Redemption and all press releases issued by the Second Lien Notes Issuers with respect to the Second Lien Notes Redemption (including any press release that purports to announce, modify or amend the terms of the Second Lien Notes Redemption) shall be subject to the prior review, comment and approval of each of Acquiror and the Company, which review, comment and approval shall not be unreasonably withheld, conditioned, delayed or denied. The Company shall cause its counsel to provide any legal opinions required by the Indenture or as may be reasonably requested by the trustee in connection with the Second Lien Notes Redemption. Notwithstanding any provision hereof to the contrary, Acquiror may, by written notice to the Company, require the Company to cause the Second Lien Notes Issuers to extend the redemption date applicable to the Second Lien Notes Redemption to a date selected by Acquiror not later than the Closing Date.

(b) If, on the date on which all conditions set forth in Article X shall have been satisfied or waived (other than the condition set forth in Section 10.02(b) solely with respect to the satisfaction of Section 3.07(a) and those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), the Second Lien Notes Redemption would not reasonably be expected to occur on the Closing Date, (i) the Company shall cause the Second Lien Notes Issuers to comply with Section 11.01 of the Second Lien Notes Indenture on or before the Closing Date and (ii) the Company shall cause the Second Lien Notes Issuers, simultaneously with the Closing Date, to take any other actions reasonably requested by Acquiror (reasonably in advance of the Closing Date) to facilitate the satisfaction and discharge of the Second Lien Notes on the Closing Date pursuant to the satisfaction and discharge provisions of the Second Lien Notes Indenture and the other provisions of the Second Lien Notes Indenture; provided that prior to or simultaneously with the Company’s being required to take any of the actions pursuant to this clause (ii), Acquiror shall have, or shall have caused to be, deposited with the trustee under the Second Lien Notes Indenture in a timely manner sufficient funds to effect such redemption and satisfaction and discharge in accordance with the terms and conditions of the Second Lien Notes Indenture and the procedures of The Depository Trust Company. The redemption and satisfaction and discharge of the Second Lien Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Second Lien Notes.

(c) At least three Business Days prior to the Closing Date, to the extent the First Lien Credit Agreement, the FILO Agreement and/or the Second Lien Notes remain outstanding, the Company shall cause the administrative agent, the collateral agent or the applicable hedge counterparty, as the case may be, under the Indebtedness pursuant to the outstanding First Lien Credit Agreement, the FILO Agreement and/or the Second Lien Notes to deliver to Acquiror (i) copies of customary payoff letters (or other customary evidence), in form and substance reasonably satisfactory to Acquiror, with respect to such Indebtedness setting forth the amount required to pay off such Indebtedness in full on the Closing Date and evidencing the satisfaction of all liabilities of the Company and its Subsidiaries thereunder upon receipt of the amounts set forth therein and (ii) drafts of releases in customary form (including UCC-3 termination statements, termination of any account control agreements, releases of mortgages and terminations for any intellectual property security agreements), in form and substance reasonably satisfactory to Acquiror, providing for, concurrently with the repayment of obligations giving rise thereto, the release of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to such Indebtedness. Substantially concurrently with the Closing, and subject to the other terms and conditions set forth in this Agreement (including in this Section 3.07), (A) (1) Acquiror, Merger Sub, Intermediate Holdings or New HoldCo shall make available to the Company, or pay directly, an amount sufficient to pay all amounts owing with respect to the First Lien Credit Agreement and the FILO Agreement outstanding on the Closing Date immediately prior to the Closing, if any, (2) the Company, if such amount is not paid directly by, and has been made available to the Company by, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo, shall apply the amounts made available to it to pay such amounts owing with respect to the First Lien Credit Agreement and the FILO Agreement, and (3) the Company shall cause its Subsidiaries to be fully and irrevocably released upon the occurrence of the Closing from all Liens relating to the Repaid Indebtedness.

3.08 Closing Statement. No more than five, nor less than three, Business Days prior to the Closing, Acquiror shall deliver to the NESCO Owner a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof), the Cash Merger Consideration, the Stock Consideration and the Redemption Adjustment Amount, in each case, determined in accordance with the definitions set forth in this Agreement. Acquiror shall consider in good faith the NESCO Owner’s comments to the Closing Date Certificate delivered to Acquiror no less than two Business Days prior to the Closing.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo as follows:

4.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is duly incorporated and validly existing under the Laws of the State of Delaware, licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Significant Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Significant Subsidiary. Each Significant Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 4.05) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company and by NESCO Owner, the sole shareholder of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.11(a), whether or not set forth on Schedule 4.11(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

4.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 4.05.

4.06 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. NESCO Owner holds all of the shares or other equity interests of the Company. As of the date hereof there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) As of the date hereof, except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries.

4.07 Financial Statements. Attached as Schedule 4.07 are the audited consolidated balance sheets of the NESCO Owner and its Subsidiaries (including the Company) as of December 31, 2016, as of December 31, 2017 and as of December 31, 2018 (the “Latest Balance Sheet Date”) and the audited consolidated statements of operations, cash flow and changes in member’s (deficit) equity of the NESCO Owner and its Subsidiaries (including the Company) for the years ended December 31, 2016, December 31, 2017 and December 31, 2018, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the NESCO Owner, the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice and were derived from, and accurately reflect in all material respects, the books and records of the NESCO Owner, the Company and its Subsidiaries.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole), (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules or (d) arising under this Agreement and/or the performance by the Company or the NESCO Owner of their respective obligations hereunder.

4.09 Litigation and Proceedings. Except as set forth on Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to enter into and perform its obligations under this Agreement.

4.10 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2016, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b) Since January 1, 2016, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee or agent of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.11 Contracts; No Defaults.

(a) Schedule 4.11(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been provided to or made available to Acquiror or its agents or representatives.

(i) any Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash salary in excess of $250,000;

(iii) each collective bargaining agreement;

(iv) any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) click-wrap, shrink-wrap and off-the-shelf software licenses and (B) any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(v) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, in an amount in excess of $2,500,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $2,500,000 of committed credit;

(vii) other than any employment agreement set forth on Schedule 4.12(a), any Contract between the Company or its Subsidiaries, on the one hand, and NESCO Owner or its Affiliates, on the other hand;

(viii) each Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since January 1, 2016 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(x) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.11(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2018, in excess of $1,000,000 and

(xi) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.11(a), whether or not set forth on Schedule 4.11(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) during the last 12 months, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last 12 months, neither the Company nor its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.12 Company Benefit Plans.

(a) Schedule 4.12(a) sets forth a complete list of each material Company Benefit Plan, other than any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that: (i) covers only former directors, officers, employees, individual independent contractors and individual service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities or (ii) is sponsored or maintained by a Governmental Authority. For the avoidance of doubt, “Company Benefit Plan” includes plans maintained outside of the United States.

(b) With respect to each Company Benefit Plan maintained in the United States and each other Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2016 for which a material liability remains outstanding.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j) No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

4.13 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, and (ii) no labor union, labor organization or works council o has made a written pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2016, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) As of the date hereof, to the knowledge of the Company, no current member of the executive management team of the Company or its Subsidiaries presently intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

4.14 Taxes.

(a) Except as set forth on Schedule 4.14(a), all material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as set forth on Schedule 4.14(b), all material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Except as set forth on Schedule 4.14(d), neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Company’s knowledge, no oral claim has been made, since January 1, 2016 by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) global intangible low-taxed income attributable to periods ending prior to the Closing; or (iv) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k) Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) The aggregate amount subject to inclusion pursuant to Section 965(a) of the Code (taking into account Section 965(b) of the Code) with respect to Subsidiaries of the Company that are deferred foreign income corporations (as such term is defined in Section 965 of the Code) is not material.

(n) None of the Company’s Subsidiaries that is organized under the Laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has elected under Section 897(i) of the Code to be treated as a domestic corporation. Neither the Company nor Acquiror or any of their Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

(o) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(p) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment.

4.15 Brokers’ Fees. Except as set forth on Schedule 4.15, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.16 Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.17 Real Property; Assets.

(a) Schedule 4.17(a) sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.17(a), neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 4.17(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since January 1, 2016, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii) except as set forth on Schedule 4.17(e)(ii), neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g) Except for Permitted Liens and licenses of Intellectual Property, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries. All owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all material respects in good working order, repair and operating condition, other than rental fleet under repair or out of service in the ordinary course of business.

4.18 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law.

4.19 Absence of Changes.

(a) Since the Latest Balance Sheet Date, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of Acquiror pursuant to Section 7.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.20 Affiliate Agreements. Except as set forth on Schedule 4.20 and other than (a) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or (b) Contracts with portfolio companies of funds controlled by or Affiliated with Energy Capital Partners III, LLC on terms not materially less favorable than the Company or its Subsidiaries would obtain in a comparable Contract with a third party entered into on an arm’s-length basis, none of the Affiliates, stockholders, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.21 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.21, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.21 have been resolved or remedied.

4.22 Intellectual Property.

(a) Schedule 4.22(a) sets forth a true and complete list of all material registered Intellectual Property that is owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property (other than office actions issued in the ordinary course of prosecution by an applicable Governmental Authority).

(b) To the knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the knowledge of the Company has been threatened since January 1, 2016, alleging any such infringement, misappropriation, dilution or violation. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or its Subsidiaries in any manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.23 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24 Customers and Suppliers. Schedule 4.24 sets forth a complete and accurate list of (a) the ten (10) largest customers (consolidating any customers that, to the knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, based on the total dollar amount of invoiced sales or rentals, for the fiscal year ended December 30, 2018 and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, based on dollar amount of expenditures from such suppliers for the fiscal year ended December 30, 2018.  Other than in the ordinary course of business, none of the customers or suppliers listed in Schedule 4.24 has terminated, or given written or, to the knowledge of the Company, oral notice that it intends to terminate, all of its business relationship with the Company or any of its subsidiaries.

4.25 Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, at the time of the Annual Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26 No Additional Representations and Warranties. Except as provided in this Article IV and Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or their Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES
OF THE NESCO OWNER

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the NESCO Owner represents and warrants to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo as follows:

5.01 Organization and Entity Power. The NESCO Owner is a Delaware limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Due Authorization. The NESCO Owner has all requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and the execution, delivery and performance of this Agreement by the NESCO Owner and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the NESCO Owner’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes, a valid and binding obligation of the NESCO Owner, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.03 Title to Company Common Stock. Immediately prior to the First Effective Time, the NESCO Owner will be the sole lawful record and beneficial owner of the Company Common Stock and shall have title to the Company Common Stock free and clear of all Liens other than applicable Securities Laws restrictions. Other than this Agreement, such Company Common Stock are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Common Stock.

5.04 No Violation. The execution, delivery and performance of this Agreement by the NESCO Owner and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the NESCO Owner Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to the NESCO Owner, or any of its respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the NESCO Owner is a party or by which it or its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of the NESCO Owner, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the NESCO Owner to enter into and perform its obligations under this Agreement.

5.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the NESCO Owner with respect to the NESCO Owner’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the NESCO Owner to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 5.05.

5.06 Litigation and Proceedings. There are no pending or, to the knowledge of the NESCO Owner, threatened, Actions against the NESCO Owner, or otherwise affecting the NESCO Owner, that (x) could reasonably be expected to adversely affect the ability of the NESCO Owner to consummate the transactions contemplated by this Agreement or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. The NESCO Owner is not subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

5.07 Tax Matters. The NESCO Owner has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment. The NESCO Owner does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment.

5.08 Proxy Statement/Prospectus. None of the information relating to the NESCO Owner or its Affiliates (excluding the Company and its Subsidiaries) supplied by the NESCO Owner, or by any other Person acting on behalf of the NESCO Owner, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, at the time of the Annual Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.09 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the NESCO Owner or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

Article VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, MERGER SUB, INTERMEDIATE HOLDINGS and New HoldCo

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.06 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), Acquiror, Merger Sub, Intermediate Holdings and New HoldCo represent and warrant to the Company and the NESCO Owner as follows:

6.01 Corporate Organization. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo has been duly incorporated or organized and is validly existing as a corporation, limited liability company or an exempted company with limited liability, as applicable, in good standing under the Laws of the state or jurisdiction of its incorporation or formation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, respectively, previously delivered by Acquiror to the Company, are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to enter into this Agreement or consummate the transactions contemplated hereby.

6.02 Due Authorization.

(a) Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and, upon receipt of the Acquiror Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized and approved by the board of directors or similar governing body of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo is necessary to authorize this Agreement or the Transactions (other than the adoption of this Agreement by Acquiror in its capacity as the sole member of Merger Sub, Intermediate Holdings and New HoldCo, which adoptions will occur immediately following execution of this Agreement). This Agreement has been duly and validly executed and delivered by each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, enforceable against Acquiror, Merger Sub, Intermediate Holdings and New HoldCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum is present:

(i) each of the Proposals (other than the Domestication, the Name Change Proposal, the Charter Proposal and the Director Election Proposal) shall require the approval of an ordinary resolution as a matter of Cayman Islands law which shall require the affirmative vote of the holders of a simple majority of the issued and outstanding shares of Acquiror Stock which are present and vote at the Annual Meeting;

(ii) each of the Domestication, the Name Change Proposal and the Charter Proposal shall require the approval of a special resolution as a matter of Cayman Islands law which shall require the affirmative vote of a majority of at least two-thirds of the issued and outstanding shares of Acquiror Stock which are present and vote at the Annual Meeting; and

(iii) the Director Election Proposal shall require the approval of an ordinary resolution of the holders of Acquiror Sponsor Stock as a matter of Cayman Islands law which shall require the affirmative vote of the holders of a simple majority of the issued and outstanding shares of Acquiror Sponsor Stock which are present and vote at the Annual Meeting.

(c) The foregoing votes are the only votes of any of Acquiror’s capital stock necessary in connection with the Domestication and entry into this Agreement by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

(d) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Acquiror Stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the Acquiror Stockholders approval of the transactions contemplated by this Agreement.

6.03 No Conflict. The execution, delivery and performance of this Agreement by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub, Intermediate Holdings and New HoldCo), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Merger Sub, Intermediate Holdings and New HoldCo) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror (including Merger Sub, Intermediate Holdings or New HoldCo), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to enter into and perform its respective obligations under this Agreement.

6.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions against Acquiror, Merger Sub, Intermediate Holdings or New HoldCo, or otherwise affecting Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror, Merger Sub, Intermediate Holdings or New HoldCo which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to enter into and perform its respective obligations under this Agreement.

6.05 Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo with respect to Acquiror, Merger Sub, Intermediate Holdings or New HoldCo’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed as of the Effective Time.

6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $409,482,273 invested in a trust account at J.P. Morgan Chase Bank N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated August 15, 2017, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated August 15, 2017. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since August 15, 2017 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder or is seeking repayment of any Stockholder Notes.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the NESCO Owner contained herein and the compliance by the Company and the NESCO Owner with their respective obligations hereunder, none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, Merger Sub, Intermediate Holdings and New HoldCo on the Closing Date.

(c) As of the date hereof, none of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness other than pursuant to the Stockholder Notes.

6.07 Brokers’ Fees. Except fees described on Schedule 6.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since August 15, 2017 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). As of the date hereof, Acquiror meets the issuer requirements for use of Form S-3 (or its equivalent) under the Securities Act. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.09 Business Activities.

(a) Since its respective organization, none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or to which Acquiror, Merger Sub, Intermediate Holdings or New HoldCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or any acquisition of property by Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or the conduct of business by Acquiror, Merger Sub, Intermediate Holdings or New HoldCo as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub, Intermediate Holdings and New HoldCo, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for transactions contemplated herein, New HoldCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for transactions contemplated herein, Intermediate Holdings does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Each of Merger Sub, Intermediate Holdings and New HoldCo was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the First Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 6.09(d), none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract (other than this Agreement and the Contracts expressly contemplated hereby and Contracts set forth on Schedule 6.09(d)).

(e) As of the date hereof, there is no liability, debt or obligation against Acquiror, Merger Sub, Intermediate Holdings or New HoldCo that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2018 as reported on Form 10-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) less than $100,000 in the aggregate with respect to any individual or series of related liabilities, debts or obligations that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2018 as reported on Form 10-K in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 6.09(d) and Schedule 6.09(e) or (iv) for professional fees, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

6.10 Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to the Acquiror Stockholders, and at the time of the Annual Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or the NESCO Owner specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

6.11 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or by the NESCO Owner in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or the NESCO Owner, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV or Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

6.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c) There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d) No material audit or other examination of any Tax Return of Acquiror or any of its Subsidiaries by any Tax authority is presently in progress, nor has Acquiror or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(e) Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Domestication or the Mergers (taken together) from qualifying for the Intended Tax Treatment.

6.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 400,000,000 shares of Acquiror Common Stock, of which, without giving effect to the Domestication, (A) 40,250,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 19,950,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement and (iii) 50,000,000 shares of Acquiror Sponsor Stock, of which, without giving effect to the Domestication, 10,062,500 shares of Acquiror Sponsor Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Sponsor Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Stock held by the Sponsors.

(b) Except for the Acquiror Warrants and Stockholder Notes, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in agreements with the NESCO Owner, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Stock or any other equity interests of Acquiror.

(c) The authorized equity interests of New HoldCo consist of limited liability company membership interests, all of which are issued and outstanding and beneficially held by Intermediate Holdings as of the date of this Agreement. All of such issued and outstanding limited liability company membership interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the equity interests of New HoldCo, or any other Contracts to which New HoldCo is a party or by which New HoldCo is bound obligating New HoldCo to issue or sell any equity interests in or debt securities of, New HoldCo, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in New HoldCo. There are no outstanding contractual obligations of New HoldCo to repurchase, redeem or otherwise acquire any securities or equity interests of New HoldCo. There are no outstanding bonds, debentures, notes or other Indebtedness of New HoldCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which New HoldCo’s members may vote. Except for this Agreement and the transactions contemplated hereby, New HoldCo is not a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of New HoldCo.

(d) The authorized equity interests of Intermediate Holdings consist of limited liability company membership interests, all of which are issued and outstanding and beneficially held by Acquiror as of the date of this Agreement. All of such issued and outstanding limited liability company membership interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for the equity interests of Intermediate Holdings, or any other Contracts to which Intermediate Holdings is a party or by which Intermediate Holdings is bound obligating Intermediate Holdings to issue or sell any equity interests in or debt securities of, Intermediate Holdings, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Intermediate Holdings. There are no outstanding contractual obligations of Intermediate Holdings to repurchase, redeem or otherwise acquire any securities or equity interests of Intermediate Holdings. There are no outstanding bonds, debentures, notes or other Indebtedness of Intermediate Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Intermediate Holdings’s members may vote. Except for this Agreement and the transactions contemplated hereby, Intermediate Holdings is not a party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of Intermediate Holdings.

(e) The authorized equity interests of Merger Sub consist of limited liability company membership interests, all of which are issued and outstanding and beneficially held by Acquiror as of the date of this Agreement. All of such issued and outstanding limited liability company membership interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

(f) The Acquiror Stock to be issued in connection with the Initial Merger will, upon issuance, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued free and clear of all Liens other than restrictions in the organizational documents of Acquiror and applicable Securities Laws restrictions and other than any Contracts in effect between any shareholder receiving such Acquiror Stock and Acquiror or any of its Subsidiaries.

6.14 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CIC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CIC.WS”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CIC.U”. Except as set forth on Schedule 6.14, Acquiror is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Common Stock, Acquiror Warrants or Acquiror Units on the NYSE. None of Acquiror, Merger Sub, Intermediate Holdings, New HoldCo or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

6.15 Debt Commitment Letter. As of the date hereof, Acquiror has provided the NESCO Owner with a true, correct and complete copy of the Debt Commitment Letter. The Debt Commitment Letter has been duly authorized and executed by Acquiror (and, to the knowledge of Acquiror, the other parties thereto). As of the date hereof, the Debt Commitment Letter has not been amended or modified and the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, the Debt Commitment Letter (a) is, to the knowledge of Acquiror, in full force and effect and (b) constitutes the legal, valid and binding obligation of Acquiror, and to the knowledge of Acquiror, the other parties thereto, in each case, enforceable by Acquiror against each such counterparty in accordance with its terms; provided, that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Commitment Letter on the part of Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other parties thereto. As of the date hereof and subject to the satisfaction of the conditions set forth in Article X, Acquiror does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Acquiror on the Closing Date. Subject to payment of fees set forth therein, the Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Acquiror on the terms therein. As of the date hereof, there are no side letters or other agreements, contracts or arrangements to which Acquiror or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Debt Financing.

Article VII
COVENANTS OF THE COMPANY

7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution to the stockholders of the Company, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a), or any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries are a party or by which they are bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole, except for sales of items or materials in an amount not in excess of $5,000,000 in the aggregate, other than (i) sales or leases of assets to customers in the ordinary course of business and (ii) customary pledges of such assets under the First Lien Credit Agreement, the FILO Agreement and/or the Second Lien Notes;

(e) except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, (iii) grant or provide any material severance or termination payments or benefits to any employee or manager of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, stock or other properties in excess of $2,500,000 individually or $10,000,000 in the aggregate, (iii) sell, transfer, license, assign or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company and its Subsidiaries with a value in excess of $2,500,000, or acquire any assets in excess of $2,500,000, other than (A) customary pledges of such assets or Intellectual Property in connection with the Company’s existing credit facility, (B) licenses of Intellectual Property granted in the ordinary course of business, and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(g) make any loans or advances to any Person, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(h) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(i) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(j) enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(k) (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 7.01(k);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $1,000,000 in the aggregate (net of insurance recoveries);

(m) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than borrowings and other extensions of credit under the First Lien Credit Agreement, provided that in no event shall any such borrowing or other extension of credit be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness;

(n) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(o) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(p) enter into any agreement to do any action prohibited under this Section 7.01.

7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

7.04 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.04 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

7.05 No Acquiror Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its controlled Affiliates, to comply with the foregoing sentence.

7.06 No Claim Against the Trust Account. Each of the Company and the NESCO Owner acknowledges that it has read Acquiror’s final prospectus, dated August 15, 2017 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and the NESCO Owner further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by August 21, 2019 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and the NESCO Owner on behalf of itself and its Affiliates hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.06 shall survive the termination of this Agreement for any reason.

7.07 Proxy Solicitation; Other Actions.

(a) The Company agrees to use commercially reasonable efforts to (i) promptly provide Acquiror with the information and financial statements listed on Schedule 7.07 to be included in the Proxy Statement/Prospectus and (ii) provide Acquiror, no later than April 18, 2019, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the Public Company Accounting Oversight Board’s standards applicable to SEC registrants. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 7.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

7.08 Financing Cooperation.

(a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ officers, directors, employees, accountants, representatives, agents and advisors to, cooperate with Acquiror and its Subsidiaries in connection with the arrangement, syndication and obtaining of the Debt Financing (solely for purposes of this Section 7.08, the term “Debt Financing” shall be deemed to also include a customary “high yield” non-convertible debt securities offering to be issued or incurred in lieu of any bridge facility contemplated by the Debt Financing or pursuant to any “flex” or “securities demand” provisions of the fee letter applicable to the Debt Financing) as may be reasonably requested by Acquiror. Such cooperation by the Company and its Subsidiaries shall include: (i) furnishing, or causing to be furnished to, Acquiror and the Debt Financing Sources the Required Information and such other information regarding the Company and its Subsidiaries as may be reasonably requested by Acquiror that is reasonably necessary to consummate the Debt Financing, (ii) causing the Company’s and its Subsidiaries’ management teams, with appropriate seniority and expertise, to participate in meetings, lender presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective lenders and ratings agencies, including direct contact between senior management of the Company and its Subsidiaries, on the one hand, and the actual and potential Debt Financing Sources and potential lenders or investors in the Debt Financing, on the other hand, in each case, upon reasonable advance notice and at mutually agreed times, (iii) providing assistance to Acquiror (A) to prepare rating agency presentations and bank books, Offering Documents and other marketing materials of a type customarily used for the Debt Financing, (B) to cooperate with the marketing efforts of Acquiror and its Debt Financing Sources (or any sources of Alternate Debt Financing) for any of the Debt Financing (or any Alternate Debt Financing) as reasonably requested by Acquiror and (C) in (1) obtaining customary (for high yield offerings of non-convertible debt securities) comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year for which historical financial statements are included in the applicable Offering Documents, in each case, from the Company’s auditors, and confirmation that such auditors are prepared to deliver such comfort letters throughout the Marketing Period upon completion of customary procedures (including by delivery of customary management representation letters), (2) preparing pro forma financial statements in form and substance reasonably acceptable to the Company’s auditors and (3) obtaining assistance from the Company’s auditors in attending accounting due diligence sessions in connection with the Debt Financing, (iv) facilitating the pledging of collateral in connection with the Debt Financing (including the delivery at Closing of original share certificates (to the extent the equity interests of such Person are certificated), scheduling collateral information, assisting with collateral audits and field examinations and appraisals and other collateral diligence with respect to Company and each of its Subsidiaries if required under the Debt Documents), (v) delivering customary authorization and representation letters with respect to the bank information memoranda, offering documents, lender presentations and other marketing materials from a senior officer of the Company representing to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities and requesting consents of accountants for use of their reports in the Offering Documents and other marketing materials used in connection with the Debt Financing, (vi) at least five Business Days prior to the Closing, providing (A) all documentation and other information (including any required beneficial ownership certification) about the Company as is requested by the Debt Financing Sources at least ten Business Days prior to the Closing with respect to applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, and (B) a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined in the Debt Commitment Letter), (vii) using reasonable efforts to ensure that any syndication efforts in connection with the Debt Financing benefit from existing lending and investment banking relationships of the Company and its Subsidiaries, (viii) to the extent timely requested by Acquiror, (A) causing the assets of the Company and its Subsidiaries to be released from any liens securing indebtedness, (B) without limiting the foregoing, furnishing documents reasonably requested by Acquiror or the Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and its Subsidiaries and the release of related liens, including customary payoff letters, guarantee releases, lien releases, redemption notices and satisfaction and discharge indentures, in each case in a form reasonably satisfactory to Buyer and the Debt Financing Sources, (ix) executing and delivering any customary certificates or documents as may be reasonably requested by Acquiror on behalf of its Debt Financing Sources and to be delivered to the Debt Financing Sources (including a certificate of the chief financial officer or another financial officer of the Business with respect to (A) solvency matters in the form set forth as an exhibit to the Debt Commitment Letter and (B) financial information in the offering documents not otherwise customarily covered by the “comfort” letters described above) and (x) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing, including by requesting that the appropriate members of the governing bodies of the Company and each of its Subsidiaries and the appropriate officers of the Company and each of its Subsidiaries be available upon reasonable notice to Acquiror and its counsel to sign resolutions, certificates and Debt Documents (in each case to be held in escrow pending the Closing) in connection with the authorization of the Debt Financing and the Debt Documents and the execution and delivery of the Debt Documents in anticipation of the Closing (provided, that any such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs and shall be derived exclusively from the authority of Acquiror as the controlling equity holder of the Company as constituted after giving effect to the Closing); provided, in each case in clauses (i) through (x) above, that (w) neither the NESCO Owner nor any of its directors or officers, in their capacity as such, shall be required to cooperate with, or to incur any liability whatsoever in connection with, the Debt Financing prior to the Closing, (x) nothing in this Section 7.08 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Article X to not be satisfied or otherwise cause any breach of this Agreement or (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate any Law, or result in the material contravention of, or result in a material violation or breach of, or material default under, any material Contract, (y) except as provided in clause (x) above, the governing bodies of the Company and its Subsidiaries shall not be required prior to the Closing to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained and (z) none of the Company or any of its Subsidiaries shall be required to execute any Debt Documents (except as set forth in clause (x) above) prior to the Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing.

(b) The Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or would reasonably be expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Article VIII
COVENANTS OF Acquiror, Merger Sub, Intermediate Holdings and New HoldCo

8.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Subject to Section 3.06(a), each of the Company and Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

8.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 8.02.

(b) For a period of six years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2018; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the NESCO Owner with the individuals set forth on Schedule 8.05(a) and Schedule 8.05(b), which indemnification agreements shall continue to be effective following the Closing.

8.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.03, in connection with the Domestication or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of formation, operating agreement or other organizational documents of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v) other than as expressly permitted pursuant to the provisos of Section 8.03(a)(vii), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (including pursuant to any Stockholder Notes); provided that, Acquiror shall be permitted to issue Stockholder Notes (solely and exclusively to the extent issued to the Sponsors) as necessary to permit Acquiror to fund or pay for (A) any ordinary course out-of-pocket expenses incurred in support of the Transactions and/or (B) any fees, costs or expenses incurred or arising under the Contracts set forth on Schedule 6.07 or Schedule 6.09; provided, further that any Stockholder Note issued pursuant to the foregoing proviso shall (1) be on terms and conditions reasonably satisfactory to the Company and (2) not contain any right, term, provision, covenant or agreement which permits or requires, and shall expressly forbid, that such Stockholder Note be converted into any equity securities or warrants of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo;

(viii) permit to be converted, redeemed, replaced or otherwise discharged, except by repayment with cash, any Stockholder Note;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including pursuant to the provisos of Section 8.03(a)(vii) or incurred or arising under the Contracts set forth on Schedule 6.07 or Schedule 6.09, or (B) incurred in support of the Transactions; or

(x) (A) other than in connection with any PIPE Investment, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub, Intermediate Holdings and New HoldCo) to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

8.04 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the Debt Financing and any PIPE Investment to be applied, in each case, for the following: (a) the redemption of any shares of Acquiror Stock in connection with the Offer; (b) the payment of the Cash Merger Consideration pursuant to Section 3.02; (c) the payment of the Repaid Indebtedness pursuant to Section 3.07; (d) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.06; and (e) the balance of the assets in the Trust Account and net proceeds of the Debt Financing and any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (a) through (d), to be disbursed to Acquiror or the Surviving Company.

8.05 Director & Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing unless such member of the Acquiror Board is included on Schedule 8.05(a), (b) the number of directors constituting the Acquiror Board to be such number as is specified on Schedule 8.05(a) and (c) the individuals set forth on Schedule 8.05(a) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals set forth on Schedule 8.05(b) to have been appointed as the officers of Acquiror in the positions specified opposite such individual’s names on Schedule 8.05(b), effective as of the Closing.

8.06 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror, Merger Sub, Intermediate Holdings and New HoldCo shall, and shall cause their Subsidiaries to, afford to the Company, the NESCO Owner and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, that are in the possession of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo, as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, the NESCO Owner and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.07 Stock Exchange Listing. From the date hereof through the Closing, Acquiror shall take reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, an Approved Stock Exchange.

8.08 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.09 PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 7.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment. None of Acquiror, Merger Sub, Intermediate Holdings, New Holdco or any of their respective Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the NESCO Owner (such consent not to be unreasonably withheld, conditioned or delayed; provided, that NESCO Owner shall be permitted to withhold its consent, and the withholding of such consent shall be deemed reasonable, if (a) the gross purchase price per share of Acquiror Stock sold in such PIPE Investment shall be less than $10.00 per share, (b) the gross purchase price per share (after taking into account any exercise price, strike price or similar amount) of Acquiror Stock under any securities convertible into, or any rights, warrants or options to acquire, any capital stock or equity interests of Acquiror shall be less than $10.00 per share, or (c) such PIPE Investment is undertaken to raise equity capital in excess of the aggregate amount of redemptions sought from and/or expected to be made from the Trust Account), and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to the NESCO Owner.

8.10 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Acquiror to the NESCO Owner and shall be mutually agreed (in good faith) by Acquiror and the NESCO Owner prior to the Closing Date (the “LTIP”).

8.11 Domestication. Subject to receipt of the Acquiror Stockholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached hereto as Exhibit D-1, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Cayman Law in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. Immediately prior to the First Effective Time, Acquiror shall cause the bylaws of Acquiror to be in the form attached hereto as Exhibit D-2 until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of Acquiror and the DGCL. In accordance with the Applicable Organization Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Stockholder, (i) each Class A ordinary share of Acquiror outstanding immediately prior to the effective time of the Domestication shall be converted into one share of common stock, par value $0.0001 per share, of Acquiror and (ii) each Class B ordinary share of Acquiror outstanding immediately prior to the effective time of the Domestication shall be converted into a number of shares of common stock, par value $0.0001 per share, of Acquiror that such Class B ordinary share would have converted into pursuant to Article 4.2 of Acquiror’s memorandum and articles of association on the first Business Day following consummation of a Business Combination.

8.12 Debt Financing.

(a) Subject to the other provisions of this Agreement, Acquiror hereby agrees to use commercially reasonable efforts to take all actions to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, to the extent required, the exercise of any “market flex” provisions), including using commercially reasonable efforts to maintain in effect the Debt Commitment Letter and using commercially reasonable efforts to, as promptly as possible (taking into account the timing of the Marketing Period): (i) satisfy on a timely basis all conditions applicable to Acquiror obtaining the Debt Financing set forth therein that are in their control, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related “market flex” provisions) or on other terms in the aggregate not materially less favorable to Acquiror (as reasonably determined by Acquiror), (iii) timely prepare, with the assistance of the Company and the Debt Financing Sources, the marketing materials with respect to the Debt Financing and (iv) commence the syndication and/or marketing activities contemplated by the Debt Commitment Letter.

(b) Prior to Closing, Acquiror shall (i) use commercially reasonable efforts to comply in all material respects with its obligations under the Debt Commitment Letter, (ii) not, without the prior written consent of the Company, terminate the Debt Commitment Letter or any definitive agreement related thereto; provided, that, Acquiror may terminate the Debt Commitment Letter upon the substantially concurrent execution of an Alternate Debt Financing without the prior written consent of the Company, and (iii) not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any material waiver of any provision or remedy under, the Debt Commitment Letter, if the effect of any such amendment, modification or waiver would (A) increase the margin (including by virtue of additional commitment fees, upfront fees and original issue discount) in excess of the percentage set forth on Schedule 8.12, (B) impose new or additional conditions, or otherwise expand any of the conditions to the receipt of the Debt Financing, (C) would be reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or (D) would or would reasonably be expected to result in a material and adverse effect on Acquiror and its Subsidiaries (including, following the Closing, the Company and its Subsidiaries), taken as a whole, after giving effect to the Transactions. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 8.12 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

(c) Acquiror shall give the Company prompt written notice: (i) of any breach or default by any party to the Debt Commitment Letter or other Debt Document of which Acquiror becomes aware, if such breach or default would reasonably be expected to affect the timely availability of, or amount of, the Debt Financing, (ii) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document, (iii) if for any reason Acquiror believes in good faith it will not be able to obtain any material portion of the Debt Financing on the terms, in the manner and from the sources contemplated by the Debt Commitment Letter (including any related “market flex” terms) or the definitive agreements with respect thereto (including the Debt Document) and (iv) of any termination of the Debt Commitment Letter; provided, that in no event will Acquiror be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Acquiror shall have used its commercially reasonable efforts to disclose such information in a way that would not waive such privilege.

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related “market flex” terms), Acquiror shall, without limiting the obligations of Acquiror set forth in the immediately following sentence, use commercially reasonable efforts in direct consultation with the Company to arrange to obtain Alternate Debt Financing, including from alternative sources, on terms (including any related “market flex” terms), taken as a whole, in the aggregate not materially less favorable to Acquiror (as reasonably determined by Acquiror) than the Debt Financing contemplated by the Debt Commitment Letter (after giving effect to all related “market flex” terms) (“Alternate Debt Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 8.12 and Sections 7.08, 12.03, 12.04, 12.06, 12.10 and 12.13 shall be applicable to the Alternate Debt Financing, and, for the purposes of the definition of “Debt Documents”, Sections 6.15 and 7.08, this Section 8.12 and Sections 12.03, 12.04, 12.06, 12.10 and 12.13, all references to the Debt Financing shall be deemed to include such Alternate Debt Financing, all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternate Debt Financing and all references to the Debt Financing Sources shall include the persons providing or arranging the Alternate Debt Financing.

Article IX
JOINT COVENANTS

9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Mergers.

9.02 Preparation of Form S-4 & Proxy Statement; Annual Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Annual Meeting with respect to the Proposals (as defined below)).

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the de-registration of Acquiror in the Cayman Islands pursuant to Article 47 of the Acquiror Governing Documents and the registration by way of continuation as a corporation in the State of Delaware, (ii) approval of the change of Acquiror’s name to “Nesco Holdings, Inc.” upon the Effective Time (the “Name Change Proposal”), (iii) amendment and restatement of the Acquiror Governing Documents in connection with the Domestication and as set forth in Section 10.03(d), including any separate or unbundled proposals as are required to implement the foregoing (the “Charter Proposal”), (iv) the adoption and approval of this Agreement, (v) the approval of the Mergers, (vi) the approval of the issuance of the Stock Consideration, Warrant Consideration and Earnout Shares for purposes of complying with regulations of the Approved Stock Exchange on which the Acquiror Common Stock comprising part of the Stock Consideration is intended to be listed, (vii) the election of directors effective as of the Closing (the “Director Election Proposal”), (viii) approval of the LTIP effective as of the Closing and (ix) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Annual Meeting.

(d) Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Annual Meeting in accordance with the Applicable Organization Law for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 9.02(d), if on a date for which the Annual Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Annual Meeting, provided that the Annual Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Annual Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

9.03 Exclusivity.

(a) During the Interim Period, each of the Company and the NESCO Owner shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub, Intermediate Holdings, New HoldCo and/or any of their Affiliates) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Acquiror, Merger Sub, Intermediate Holdings and New HoldCo hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a proposal to engage in an Acquisition Transaction without any breach by the Company of this Section 9.03(a); provided, further, however, that the foregoing acknowledgement shall not in any way diminish the obligations of the Company, the NESCO Owner, and their respective Affiliates and Representatives pursuant to this sentence and, for the avoidance of doubt, the Company shall not enter into any further discussions or negotiations or provide any further information in respect of, or enter into any agreement or arrangement with respect to, any such proposal. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances. Each of the Company and the NESCO Owner shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, none of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the NESCO Owner and/or any of their Affiliates), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, the NESCO Owner and their respective Affiliates and Representatives. Each of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

9.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Mergers and the other transactions contemplated hereby. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror and the NESCO Owner will join in the execution of any such Tax Returns.

(b) Reorganization Treatment. Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, the Company and NESCO Owner intend that (i) the Domestication shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Mergers, taken together as a single integrated transaction for U.S. federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub, Intermediate Holdings, New HoldCo, the Company and NESCO Owner shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Company, Acquiror, Merger Sub, Intermediate Holdings and New HoldCo hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) Acquiror shall reasonably cooperate with the holders of Acquiror Stock to timely provide them with information sufficient to substantiate the “all earnings and profits amount” (as such term is used in Treasury Regulation Section 1.367(b)-3) with respect to their Acquiror Stock and to make any filings contemplated by Treasury Regulation Section 1.367(b)-1(c) (including, if applicable, the statement contemplated by Treasury Regulation Section 1.367(b)-1(c)(5)) with respect to the Domestication.

(e) Acquiror shall make or cause to be made a timely election to treat Merger Sub as a corporation for U.S. federal income tax purposes, which election will be effective prior to the First Effective Time.

9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of the other party hereto; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

9.06 Post-Closing Cooperation; Further Assurances. Each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article X
CONDITIONS TO OBLIGATIONS

10.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities shall have been procured or made, as applicable.

(b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d) Acquiror will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Mergers.

(e) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

10.02 Conditions to Obligations of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo. The obligations of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(c) (Capitalization), and Section 4.15 (Brokers’ Fees) (the “Company Specified Representations”) and (B) of the NESCO Owner contained in Section 5.01 (Organization and Entity Power), Section 5.02 (Due Authorization), Section 5.03 (Title to Common Stock) and Section 5.09 (Brokers’ Fees) (the “NESCO Owner Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Sections 4.06(a), (b) and (d) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.19(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company and the NESCO Owner contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b) and (d) (Capitalization), the NESCO Owner Specified Representations and other than the representation and warranty of the Company contained in Section 4.19(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Each of the covenants of the Company and the NESCO Owner to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) NESCO Owner shall have executed and delivered the Registration Rights Agreement.

(d) NESCO Owner shall have executed and delivered the Stockholders’ Agreement.

(e) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company and with regard only to the representations, warranties and covenants of the NESCO Owner an officer of the NESCO Owner, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

(f) NESCO Owner shall have delivered to Acquiror a certification of non-foreign status, dated as of the Closing Date, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(g) The Acquiror Stockholder Approval shall have been obtained.

(h) The Debt Financing shall be available to be funded in accordance with the Debt Commitment Letter concurrently with the Closing.

10.03 Conditions to the Obligations of the Company and the NESCO Owner. The obligation of the Company and the NESCO Owner to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the NESCO Owner:

(a) Each of the representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 6.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(b) The representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo contained in Section 6.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c) Each of the covenants of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo to be performed as of or prior to the Closing shall have been performed in all material respects.

(d) The Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit D-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Bylaws, substantially in the form attached hereto as Exhibit D-2.

(e) Acquiror shall have executed and delivered the Registration Rights Agreement.

(f) Acquiror shall have executed and delivered the Stockholders’ Agreement.

(g) Each of the covenants of each Sponsor required under such Sponsor’s Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(h) The Acquiror Common Stock comprising part of the Stock Consideration to be issued pursuant to this Agreement shall have been approved for listing on an Approved Stock Exchange, subject only to official notice of issuance thereof.

(i) The Available Closing Date Cash shall not be less than $265,000,000.

(j) Acquiror shall have delivered to the Company and the NESCO Owner a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c) and Section 10.03(i) have been fulfilled.

Article XI
TERMINATION/EFFECTIVENESS

11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) August 21, 2019 or (B) to the extent Acquiror Stockholders duly approve a later date (the “Acquiror Deadline”) for completion of a Business Combination, the earlier of (x) such later Acquiror Deadline and (y) October 7, 2019 (the “Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s, Merger Sub’s, Intermediate Holdings’s or New HoldCo’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub, Intermediate Holdings or New HoldCo set forth in this Agreement, such that the conditions specified in Section 10.03(a), Section 10.03(b) or Section 10.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Annual Meeting (subject to any adjournment or recess of the meeting).

11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.14, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, Debt Financing Sources, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 7.06, this Section 11.02 and Sections 12.02, 12.03, 12.04, 12.05, 12.06, 12.13, 12.15 and 12.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XII
MISCELLANEOUS

12.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror, Merger Sub, Intermediate Holdings, New HoldCo or the Surviving Company, to:

Capitol Investment Corp. IV

1300 17th Street North, Suite 820

Arlington, Virginia 22209

Attn: Mark D. Ein, Chairman & CEO, and Dyson Dryden, President & CFO

E-mail:	mark@capinvestment.com
dyson@capinvestment.com

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention:	Paul Sheridan
E-mail:	paul.sheridan@lw.com

(b) If to, or concerning, the NESCO Owner or the Company, to:

Nesco, LLC

6714 Pointe Inverness Way, Suite 220

Fort Wayne, Indiana 45894

Attention:	Lee Jacobson

Bruce Heinemann

E-mail:	lee.jacobson@nescorentals.com

bruce.heinemann@nescorentals.com

with a copy to:

Energy Capital Partners III, LLC

12680 High Bluff Drive, Suite 400

San Diego, California 92130

Attention:	Rahman D’Argenio

Chris Leininger

Email:	rdargenio@ecpartners.com

cleininger@ecpartners.com

and with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	William J. Benitez, P.C.

Cyril V. Jones

E-mail:	william.benitez@kirkland.com

cyril.jones@kirkland.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 7.01, an email from either Mark D. Ein or L. Dyson Dryden expressly consenting to the matter or action in question will suffice.

12.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that Acquiror, Merger Sub, Intermediate Holdings and/or New HoldCo may assign this Agreement and its rights hereunder without the prior written consent of the Company to any of the Debt Financing Sources to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing in connection herewith; provided further, that the Company and/or the NESCO Owner may (a) delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company or the NESCO Owner so long as the Company or the NESCO Owner, as applicable, remains fully responsible for the performance of the delegated obligations (if any), (b) following the Closing, assign to any acquirer of the equity or all or substantially all of the assets of the Company, the NESCO Owner or any of their respective Affiliates, including the Surviving Company and its Subsidiaries (whether such sale is structure as a sale of stock, a sale of assets, a merger or otherwise) and (c) assign its rights, in whole or in part, to receive the Earnout Shares to any Person or Persons. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.02, (ii) from and after the Effective Time, the NESCO Owner (and its successors, heirs and representatives) shall be an intended third-party beneficiary of, and may enforce, Article II, Article III and Article IX, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 12.15 and 12.16. Notwithstanding anything to the contrary contained herein, each of Sections 11.02, 12.03, 12.06, 12.10, 12.12, 12.13, 12.14 and 12.15 and this sentence in Section 12.04 shall be enforceable by each Debt Financing Source (and each is an intended third party beneficiary thereof).

12.05 Expenses. Except as otherwise provided herein (including Section 3.06, Section 8.01(e) and Section 11.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, all claims or causes of action based upon, arising out of, or related to the Debt Financing or the Debt Commitment Letter, the transactions contemplated thereby, or against the Debt Financing Sources shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Sponsor Agreement and that certain Confidentiality Agreement, dated as of January 2, 2019, by and between Energy Capital Partners III, LLC and Acquiror (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors or manager, as applicable, of any of the parties hereto to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10. Notwithstanding anything to the contrary herein, Sections 11.02, 12.03, 12.04, 12.06, 12.13, the last two sentences of Section 12.15 and this sentence in Section 12.10 (and the definitions related thereto, to the extent relevant) may not be modified or amended in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

12.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any such party.

12.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

12.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court (except in respect of the Debt Financing or against any Debt Financing Source as set forth below). Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING). NOTWITHSTANDING ANYTHING SET FORTH ABOVE, NO PARTY HERETO, NOR ANY OF ITS AFFILIATES, SHALL BRING OR SUPPORT THE BRINGING OF, ANY CLAIM, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF ANYWHERE OTHER THAN IN (I) ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

12.14 Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

12.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the NESCO Owner, Acquiror, Merger Sub, Intermediate Holdings or New HoldCo under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company agrees on behalf of itself and its Affiliates and Representatives that none of the Debt Financing Sources shall have any liability or obligation to the Company or any of its Affiliates or Representatives relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing). This Section 12.15 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company.

12.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

12.17 Acknowledgements.

(a) Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the NESCO Owner Representations constitute the sole and exclusive representations and warranties of the NESCO Owner in connection with the transactions contemplated by this Agreement; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror, Merger Sub, Intermediate Holdings and New HoldCo; (v) except for the Company Representations by the Company, the NESCO Owner Representations by the NESCO Owner, and the Acquiror Representations by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the NESCO Owner Representations by the NESCO Owner and the Acquiror Representations by Acquiror, Merger Sub, Intermediate Holdings and New HoldCo.

(b) Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.17. Notwithstanding anything herein to the contrary, nothing in this Section 12.17(b) shall preclude any party hereto from seeking any remedy for actual and intentional fraud by a party hereto solely and exclusively with respect to the making of any representation or warranty by it in Article IV, Article V or Article VI (as applicable). Each party hereto shall have the right to enforce this Section 12.17 on behalf of any Person that would be benefitted or protected by this Section 12.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Stockholders’ Agreement, the Registration Rights Agreement and the Sponsor Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

CAPITOL INVESTMENT CORP. IV

By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

CAPITOL INVESTMENT MERGER SUB 1, LLC

By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

CAPITOL INTERMEDIATE HOLDINGS, LLC

By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

CAPITOL INVESTMENT MERGER SUB 2, LLC

By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

NESCO HOLDINGS, LP

By:	NESCO Holdings GP, LLC
Its:	General Partner

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	President and Secretary

NESCO HOLDINGS I, INC.

By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Assistant Secretary, President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]